EXHIBIT 10.43

THE GOLDMAN SACHS GROUP, INC.

             YEAR-END RSU AWARD

This Award Agreement, together with The Goldman Sachs Amended and Restated Stock Incentive Plan (2018) (the “Plan”), governs your              year-end award of RSUs (your “Award”). You should read carefully this entire Award Agreement, which includes the Award Statement, any attached Appendix and the signature card.

ACCEPTANCE

1. You Must Decide Whether to Accept this Award Agreement. To be eligible to receive your Award, you must by the date specified (a) open and activate an Account and (b) agree to all the terms of your Award by executing the related signature card in accordance with its instructions. By executing the signature card, you confirm your agreement to all of the terms of this Award Agreement, including the arbitration and choice of forum provisions in Paragraph 16.

DOCUMENTS THAT GOVERN YOUR AWARD; DEFINITIONS

2. The Plan. Your Award is granted under the Plan, and the Plan’s terms apply to, and are a part of, this Award Agreement.

3. Your Award Statement. The Award Statement delivered to you contains some of your Award’s specific terms. For example, it contains the number of RSUs awarded to you and any applicable Delivery Dates and Transferability Dates. [The portion of your RSUs that are designated on the Award Statement as “             Year-End Base RSUs” are referred to in this Award Agreement as “Base RSUs.” The portion of your RSUs that are designated on the Award Statement as “             Year-End Additional Base RSUs” are referred to in this Award Agreement as “Additional Base RSUs.” The portion of your RSUs that are designated on the Award Statement as “             Year-End Supplemental RSUs” are referred to in this Award Agreement as “Supplemental RSUs.” All references to RSUs in this Award Agreement include the Base RSUs, the Additional Base RSUs and the Supplemental RSUs.]

4. Definitions. Unless otherwise defined herein, including in the Definitions Appendix or any other Appendix, capitalized terms have the meanings provided in the Plan.

VESTING OF YOUR RSUS

5. Vesting. All of your RSUs are Vested. When an RSU is Vested, it means only that your continued active Employment is not required for delivery of that portion of RSU Shares. Vesting does not mean you have a non-forfeitable right to the Vested portion of your Award. The terms of this Award Agreement (including conditions to delivery and any applicable Transfer Restrictions) continue to apply to Vested RSUs, and you can still forfeit Vested RSUs and any RSU Shares.

DELIVERY OF YOUR RSU SHARES

6. Delivery. Reasonably promptly (but no more than 30 Business Days) after each Delivery Date listed on your Award Statement, RSU Shares (less applicable withholding as described in Paragraph 13(a)) will be delivered (by book entry credit to your Account) in respect of the amount of Outstanding RSUs listed next to that date. The Committee or the SIP Committee may select multiple dates within the 30-Business-Day period following the Delivery Date to deliver RSU Shares in respect of all or a portion of the RSUs with the same Delivery Date listed on the Award Statement, and all such dates will be treated as a single Delivery Date for purposes of this Award. Until such delivery, you have only the rights of a general unsecured creditor, and no rights as a shareholder of GS Inc. Without limiting the Committee’s authority under Section 1.3.2(h) of the Plan, the Firm may accelerate any Delivery Date by up to 30 days.

TRANSFER RESTRICTIONS FOLLOWING DELIVERY

7. Transfer Restrictions and Shares at Risk.

(a) [     percent of the RSU Shares that are delivered on any date, before tax withholding (or, if the applicable tax withholding rate is greater than     %, all RSU Shares delivered after tax withholding), will be Shares at Risk. [This means that if, for example, on a Delivery Date, you are scheduled to receive delivery of                     ]. Any purported sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition in violation of the Transfer Restrictions on Shares at Risk will be void. Within 30 Business Days after the Transferability Date listed on your Award Statement (or any other date on which the Transfer Restrictions are to be removed), GS Inc. will remove the Transfer Restrictions. The Committee or the SIP Committee may select multiple dates within such 30-Business-Day period on which to remove Transfer Restrictions for all or a portion of the Shares at Risk with the same Transferability Date listed on the Award Statement, and all such dates will be treated as a single Transferability Date for purposes of this Award.]

(b) [[Base RSUs with a Delivery Date on or before                     . For Base RSUs with a Delivery Date on or before                     , 50% of the RSU Shares that are delivered on any date in respect of Base RSUs, before tax withholding (or, if the applicable tax withholding rate is greater than 50%, all RSU Shares delivered after tax withholding), will be Shares at Risk that are subject to Transfer Restrictions until the January              Transferability Date, as set forth on your Award Statement. If the tax withholding rate is less than 50%, then any remaining RSU Shares that are delivered after tax withholding will be Shares at Risk subject to Transfer Restrictions until the                     -Month Transferability Date.]

(c) [Base RSUs with a Delivery Date in [or after]                      For Base RSUs with a Delivery Date in [or after]                     , all RSU Shares delivered after tax withholding will be Shares at Risk subject to Transfer Restrictions until the                     -Month Transferability Date.]

(d) [Additional Base RSUs. For Additional Base RSUs, all RSU Shares delivered after tax withholding will be Shares at Risk subject to Transfer Restrictions until the                     -Month Transferability Date.]]

(e) [Supplemental RSUs. For Supplemental RSUs, all RSU Shares delivered after tax withholding will be Shares at Risk subject to Transfer Restrictions until the                     -Month Transferability Date.]]

(f) Purported Transactions that Violate the Transfer Restrictions Are Void. Any purported sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition in violation of the Transfer Restrictions on Shares at Risk will be void.

(g) Removal of Transfer Restrictions. Within 30 Business Days after the [applicable] Transferability Date [listed on your Award Statement] (or any other date on which the Transfer Restrictions are to be removed), GS Inc. will remove the Transfer Restrictions. The Committee or the SIP Committee may select multiple dates within such 30-Business-Day period on which to remove Transfer Restrictions for all or a portion of the Shares at Risk with the same Transferability Date [listed on your Award Statement], and all such dates will be treated as a single Transferability Date for purposes of this Award.]

DIVIDENDS

8. [Dividend Equivalent Rights and] Dividends. [Each RSU includes a Dividend Equivalent Right, which entitles you to receive an amount (less applicable withholding), at or after the time of distribution of any regular cash dividend paid by GS Inc. in respect of a share of Common Stock, equal to any regular cash dividend payment that would have been made in respect of an RSU Share underlying your Outstanding RSUs for any record date that occurs on or after the Date of Grant. In addition,] [y][Y]ou will be entitled to receive on a current basis any regular cash dividend paid in respect of your Shares at Risk. [The RSUs do not include Dividend Equivalent Rights.]

FORFEITURE OF YOUR AWARD

9. How You May Forfeit Your Award. This Paragraph 9 sets forth the events that result in forfeiture of up to all of your RSUs and Shares at Risk and may require repayment to the Firm of up to all other amounts previously delivered or paid to you under your Award in accordance with Paragraph 10. More than one event may apply, and in no case will the occurrence of one event limit the forfeiture and repayment obligations as a result of the occurrence of any other event. In addition, the Firm reserves the right to (a) suspend [payments under Dividend Equivalent Rights,] delivery of RSU Shares or release of Transfer Restrictions, (b) deliver any RSU Shares [or][,] dividends [or payments under Dividend Equivalent Rights] into an escrow account in accordance with Paragraph 13(f)(v) or (c) apply Transfer Restrictions to any RSU Shares in connection with any investigation of whether any of the events that result in forfeiture under the Plan or this Paragraph 9 have occurred. Paragraph 11 (relating to certain circumstances under which restrictions on Association With a Covered Enterprise will not apply) and Paragraph 12 (relating to certain circumstances under which delivery and/or release of Transfer Restrictions may be accelerated) provide for exceptions to one or more provisions of this Paragraph 9. [The Material Risk Taker Appendix supplements this Paragraph 9 and sets forth additional events that result in forfeiture of up to all of your RSUs and Shares at Risk and may require repayment to the Firm as described in Paragraph 10 and the Appendix.]

(a) RSUs Forfeited Upon Certain Events. If any of the following occurs, your rights to your Outstanding RSUs will terminate, and no RSU Shares will be delivered in respect of such RSUs, as may be further described below:

(i) You Associate With a Covered Enterprise.

(A) If you Associate With a Covered Enterprise before the earlier of                      or a Qualifying Termination After a Change in Control, your rights to all your Outstanding RSUs will terminate, and no RSU Shares will be delivered in respect of such RSUs.

(B) [If you Associate With a Covered Enterprise on or after                      but before the earlier of                      or a Qualifying Termination After a Change in Control, your rights to your Outstanding RSUs that are scheduled to deliver in                     [,                     ,                     and                     ] will terminate, and no RSU Shares will be delivered in respect of such RSUs.]

(ii) You Solicit Clients or Employees, Interfere with Client or Employee Relationships or Participate in the Hiring of Employees. Before the applicable Delivery Date, either:

(A) you, in any manner, directly or indirectly, (1) Solicit any Client to transact business with a Covered Enterprise or to reduce or refrain from doing any business with the Firm, (2) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and any Client, (3) Solicit any person who is an employee of the Firm to resign from the Firm, (4) Solicit any Selected Firm Personnel to apply for or accept employment (or other association) with any person or entity other than the Firm or (5) hire or participate in the hiring of any Selected Firm Personnel by any person or entity other than the Firm (including, without limitation, participating in the identification of individuals for potential hire, and participating in any hiring decision), whether as an employee or consultant or otherwise, or

(B) Selected Firm Personnel are Solicited, hired or accepted into partnership, membership or similar status by (1) any entity that you form, that bears your name, or in which you possess or control greater than a de minimis equity ownership, voting or profit participation or (2) any entity where you have, or will have, direct or indirect managerial responsibility for such Selected Firm Personnel.

(iii) [GS Inc. Fails to Maintain the Minimum Tier 1 Capital Ratio. Before the applicable Delivery Date, GS Inc. fails to maintain the required “Minimum Tier 1 Capital Ratio” as defined under Federal Reserve Board Regulations applicable to GS Inc. for a period of 90 consecutive business days.]

(iv) [GS Inc. Is Determined to Be in Default. Before the applicable Delivery Date, the Board of Governors of the Federal Reserve or the Federal Deposit Insurance Corporation (the “FDIC”) makes a written recommendation under Title II (Orderly Liquidation Authority) of the Dodd-Frank Wall Street Reform and Consumer Protection Act for the appointment of the FDIC as a receiver of GS Inc. based on a determination that GS Inc. is “in default” or “in danger of default.”]

(b) RSUs and Shares at Risk Forfeited upon Certain Events. If any of the following occurs (i) your rights to all of your Outstanding RSUs will terminate, and no RSU Shares will be delivered in respect of such RSUs and (ii) your rights to all of your Shares at Risk will terminate and your Shares at Risk will be cancelled, in each case, as may be further described below:

(i) You Failed to Consider Risk. You Failed to Consider Risk during                     .

(ii) Your Conduct Constitutes Cause. Any event that constitutes Cause [(including, for the avoidance of doubt, “Serious Misconduct” as defined in the Material Risk Taker Appendix)] has occurred before the applicable Delivery Date for RSUs or the applicable Transferability Date for Shares at Risk.

(iii) You Do Not Meet Your Obligations to the Firm. The Committee determines that, before the applicable Delivery Date for RSUs or the [applicable] Transferability Date for Shares at Risk, you failed to meet, in any respect, any obligation under any agreement with the Firm, or any agreement entered into in connection with your Employment or this Award, including the Firm’s notice period requirement applicable to you, any offer letter, employment agreement or any shareholders’ agreement relating to the Firm. Your failure to pay or reimburse the Firm, on demand, for any amount you owe to the Firm will constitute (A) failure to meet an obligation you have under an agreement, regardless of whether such obligation arises under a written agreement, and/or (B) a material violation of Firm policy constituting Cause.

(iv) You Do Not Provide Timely Certifications or Comply with Your Certifications. You fail to certify to GS Inc. that you have complied with all of the terms of the Plan and this Award Agreement, or the Committee determines that you have failed to comply with a term of the Plan or this Award Agreement to which you have certified compliance.

(v) You Do Not Follow Dispute Resolution/Arbitration Procedures. You attempt to have any dispute under the Plan or this Award Agreement resolved in any manner that is not provided for by Paragraph 16 or Section 3.17 of the Plan, or you attempt to arbitrate a dispute without first having exhausted your internal administrative remedies in accordance with Paragraph 13(f)(viii).

(vi) You Bring an Action that Results in a Determination that Any Award Agreement Term Is Invalid. As a result of any action brought by you, it is determined that any term of this Award Agreement is invalid.

(vii) You Receive Compensation in Respect of Your Award from Another Employer. Your Employment terminates for any reason or you otherwise are no longer actively Employed with the Firm and another entity grants you cash, equity or other property (whether vested or unvested) to replace, substitute for or otherwise in respect of any Outstanding RSUs or Shares at Risk; provided, however, that your rights will only be terminated in respect of the RSUs and Shares at Risk that are replaced, substituted for or otherwise considered by such other entity in making its grant.

(viii) [Accounting Restatement Required Under Sarbanes-Oxley. GS Inc. is required to prepare an accounting restatement due to GS Inc.’s material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws as described in Section 304(a) of Sarbanes-Oxley; provided, however, that your rights will only be terminated in respect of the RSUs and Shares at Risk to the same extent that would be required under Section 304(a) of Sarbanes-Oxley had you been a “chief executive officer” or “chief financial officer” of GS Inc. (regardless of whether you actually hold such position at the relevant time).]

REPAYMENT OF YOUR AWARD

10. When You May Be Required to Repay Your Award.

(a) [Repayment, Generally]. If the Committee determines that any term of this Award was not satisfied, you will be required, immediately upon demand therefor, to repay to the Firm the following:

(i) Any RSU Shares (which, for the avoidance of doubt, includes any Shares at Risk) for which the terms (including the terms for delivery) of the related RSUs were not satisfied, in accordance with Section 2.6.3 of the Plan.

(ii) Any Shares at Risk for which the terms (including the terms for the release of Transfer Restrictions) were not satisfied, in accordance with Section 2.5.3 of the Plan.

(iii) Any RSU Shares that were delivered (but not subject to Transfer Restrictions) at the same time any Shares at Risk that are cancelled or required to be repaid were delivered.

(iv) [Any payments under Dividend Equivalent Rights for which the terms were not satisfied (including any such payments made in respect of RSUs that are forfeited or RSU Shares that are cancelled or required to be repaid), in accordance with Section 2.8.3 of the Plan.]

(v) Any dividends paid in respect of any RSU Shares that are cancelled or required to be repaid.

(vi) Any amount applied to satisfy tax withholding or other obligations with respect to any RSUs, RSU Shares[ and][,] dividend payments [and payments under Dividend Equivalent Rights] that are forfeited or required to be repaid.

(b) [Repayment Upon Accounting Restatement Required Under Sarbanes-Oxley. If an event described in Paragraph 9(b)(viii) (relating to a requirement under Sarbanes-Oxley that GS Inc. prepare an accounting restatement) occurs, any RSU Shares, cash or other property delivered, paid or withheld in respect of this Award will be subject to repayment as described in Paragraph 10(a) to the same extent that would be required under Section 304(a) of Sarbanes-Oxley had you been a “chief executive officer” or “chief financial officer” of GS Inc. (regardless of whether you actually hold such position at the relevant time).]

EXCEPTIONS TO ASSOCIATION WITH A COVERED ENTERPRISE, DELIVERY DATES AND/OR TRANSFERABILITY DATES

11. Restrictions on Association With a Covered Enterprise Cease to Apply After an Involuntary or Mutual Agreement Termination (but the Original Delivery Date and Transferability Date Continue to Apply). Paragraph 9(a)(i) (relating to forfeiture if you Associate With a Covered Enterprise) will not apply if (a) your Employment terminates and the Firm characterizes your Employment termination as “involuntary” or by “mutual agreement” (and, in each case, you have not engaged in conduct constituting Cause) and (b) you execute a general waiver and release of claims and an agreement to pay any associated tax liability, in each case, in the form the Firm prescribes. No Employment termination that you initiate, including any purported “constructive termination,” a “termination for good reason” or similar concepts, can be “involuntary” or by “mutual agreement.” All other terms of this Award Agreement, including the other forfeiture and repayment events in Paragraphs 9 and 10, continue to apply.

12. Accelerated Delivery and/or Release of Transfer Restrictions in the Event of a Qualifying Termination After a Change in Control, Conflicted Employment or Death. In the event of your Qualifying Termination After a Change in Control, Conflicted Employment or death, each as described below, your Outstanding RSUs and Shares at Risk will be treated as described in this Paragraph 12, and, except as set forth in Paragraph 12(a), all other terms of this Award Agreement, including the other forfeiture and repayment events in Paragraphs 9 and 10, continue to apply.

(a) You Have a Qualifying Termination After a Change in Control. If your Employment terminates when you meet the requirements of a Qualifying Termination After a Change in Control, the RSU Shares underlying your Outstanding RSUs will be delivered, and any Transfer Restrictions will cease to apply. In addition, the forfeiture events in Paragraph 9 will not apply to your Award.

(b) You Are Determined to Have Accepted Conflicted Employment.

(i) Generally. Notwithstanding anything to the contrary in the Plan or otherwise, for purposes of this Award Agreement, “Conflicted Employment” means your employment at any U.S. Federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization, or any agency or instrumentality of any such government or organization, or any other employer (other than an “Accounting Firm” within the meaning of SEC Rule 2-01(f)(2) of Regulation S-X or any successor thereto) determined by the Committee, if, as a result of such employment, your continued holding of any Outstanding RSUs and Shares at Risk would result in an actual or perceived conflict of interest. Unless prohibited by applicable law or regulation, if your Employment terminates solely because you resign to accept Conflicted Employment or if, following your termination of Employment, you notify the Firm that you are accepting Conflicted Employment, RSU Shares will be delivered in respect of your Outstanding RSUs (including in the form of cash as described in Paragraph 13(b)) and any Transfer Restrictions will cease to apply as soon as practicable after the Committee has received satisfactory documentation relating to your Conflicted Employment.

(ii) You May Have to Take Other Steps to Address Conflicts of Interest. The Committee retains the authority to exercise its rights under the Award Agreement or the Plan (including Section 1.3.2 of the Plan) to take or require you to take other steps it determines in its sole discretion to be necessary or appropriate to cure an actual or perceived conflict of interest (which may include a determination that the accelerated delivery and/or release of Transfer Restrictions described in Paragraph 12(b)(i) will not apply because such actions are not necessary or appropriate to cure an actual or perceived conflict of interest).

(c) Death. If you die, the RSU Shares underlying your Outstanding RSUs will be delivered to the representative of your estate and any Transfer Restrictions will cease to apply as soon as practicable after the date of death and after such documentation as may be requested by the Committee is provided to the Committee.

OTHER TERMS, CONDITIONS AND AGREEMENTS

13. Additional Terms, Conditions and Agreements.

(a) You Must Satisfy Applicable Tax Withholding Requirements. Delivery of RSU Shares is conditioned on your satisfaction of any applicable withholding taxes in accordance with Section 3.2 of the Plan, which includes the Firm deducting or withholding amounts from any payment or distribution to you. In addition, to the extent permitted by applicable law, the Firm, in its sole discretion, may require you to provide amounts equal to all or a portion of any Federal, state, local, foreign or other tax obligations imposed on you or the Firm in connection with the grant or delivery of this Award by requiring you to choose between remitting the amount (i) in cash (or through payroll deduction or otherwise) or (ii) in the form of proceeds from the Firm’s executing a sale of RSU Shares delivered to you under this Award. In no event, however, does this Paragraph 13(a) give you any discretion to determine or affect the timing of the delivery of RSU Shares or the timing of payment of tax obligations.

(b) Firm May Deliver Cash or Other Property Instead of RSU Shares. In accordance with Section 1.3.2(i) of the Plan, in the sole discretion of the Committee, in lieu of all or any portion of the RSU Shares, the Firm may deliver cash, other securities, other awards under the Plan or other property, and all references in this Award Agreement to deliveries of RSU Shares will include such deliveries of cash, other securities, other awards under the Plan or other property.

(c) Amounts May Be Rounded to Avoid Fractional Shares. RSU Shares that become deliverable on a Delivery Date and RSU Shares subject to Transfer Restrictions may, in each case, be rounded to avoid fractional Shares.

(d) You May Be Required to Become a Party to the Shareholders’ Agreement. Your rights to your RSUs are conditioned on your becoming a party to any shareholders’ agreement to which other similarly situated employees (e.g., employees with a similar title or position) of the Firm are required to be a party.

(e) Firm May Affix Legends and Place Stop Orders on Restricted RSU Shares. GS Inc. may affix to Certificates representing RSU Shares any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under a separate agreement). GS Inc. may advise the transfer agent to place a stop order against any legended RSU Shares.

(f) You Agree to Certain Consents, Terms and Conditions. By accepting this Award you understand and agree that:

(i) You Agree to Certain Consents as a Condition to the Award. You have expressly consented to all of the items listed in Section 3.3.3(d) of the Plan, including the Firm’s supplying to any third-party recordkeeper of the Plan or other person such personal information of yours as the Committee deems advisable to administer the Plan, and you agree to provide any additional consents that the Committee determines to be necessary or advisable;

(ii) You Are Subject to the Firm’s Policies, Rules and Procedures. You are subject to the Firm’s policies in effect from time to time concerning trading in RSU Shares and hedging or pledging RSU Shares and equity-based compensation or other awards (including, without limitation, the “Firmwide Policy with Respect to Personal Transactions Involving GS Securities and GS Equity Awards” or any successor policies), and confidential or proprietary information, and you will effect sales of RSU Shares in accordance with such rules and procedures as may be adopted from time to time (which may include, without limitation, restrictions relating to the timing of sale requests, the manner in which sales are executed, pricing method, consolidation or aggregation of orders and volume limits determined by the Firm);

(iii) You Are Responsible for Costs Associated with Your Award. You will be responsible for all brokerage costs and other fees or expenses associated with your RSUs, including those related to the sale of RSU Shares;

(iv) You Will Be Deemed to Represent Your Compliance with All the Terms of Your Award if You Accept Delivery of, or Sell, RSU Shares. You will be deemed to have represented and certified that you have complied with all of the terms of the Plan and this Award Agreement when RSU Shares are delivered to you[, you receive payment in respect of Dividend Equivalent Rights] and you request the sale of RSU Shares following the release of Transfer Restrictions;

(v) Firm May Deliver Your Award into an Escrow Account. The Firm may establish and maintain an escrow account on such terms (which may include your executing any documents related to, and your paying for any costs associated with, such account) as it may deem necessary or appropriate, and the delivery of RSU Shares (including Shares at Risk) or the payment of cash (including dividends) [and payments under Dividend Equivalent Rights]) or other property may initially be made into and held in that escrow account until such time as the

Committee has received such documentation as it may have requested or until the Committee has determined that any other conditions or restrictions on delivery of RSU Shares, cash or other property required by this Award Agreement have been satisfied;

(vi) You May Be Required to Certify Compliance with Award Terms; You Are Responsible for Providing the Firm with Updated Address and Contact Information After Your Departure from the Firm. If your Employment terminates while you continue to hold RSUs or Shares at Risk, from time to time, you may be required to provide certifications of your compliance with all of the terms of the Plan and this Award Agreement as described in Paragraph 9(b)(iv). You understand and agree that (A) your address on file with the Firm at the time any certification is required will be deemed to be your current address, (B) it is your responsibility to inform the Firm of any changes to your address to ensure timely receipt of the certification materials, (C) you are responsible for contacting the Firm to obtain such certification materials if not received and (D) your failure to return properly completed certification materials by the specified deadline (which includes your failure to timely return the completed certification because you did not provide the Firm with updated contact information) will result in the forfeiture of all of your RSUs and Shares at Risk and subject previously delivered amounts to repayment under Paragraph 9(b)(iv);

(vii) You Authorize the Firm to Register, in Its or Its Designee’s Name, Any Shares at Risk and Sell, Assign or Transfer Any Forfeited Shares at Risk. You are granting to the Firm the full power and authority to register any Shares at Risk in its or its designee’s name and authorizing the Firm or its designee to sell, assign or transfer any Shares at Risk if you forfeit your Shares at Risk;

(viii) You Must Comply with Applicable Deadlines and Procedures to Appeal Determinations Made by the Committee, the SIP Committee or SIP Administrators. If you disagree with a determination made by the Committee, the SIP Committee, the SIP Administrators, or any of their delegates or designees and you wish to appeal such determination, you must submit a written request to the SIP Committee for review within 180 days after the determination at issue. You must exhaust your internal administrative remedies (i.e., submit your appeal and wait for resolution of that appeal) before seeking to resolve a dispute through arbitration pursuant to Paragraph 16 and Section 3.17 of the Plan; and

(ix) You Agree that Covered Persons Will Not Have Liability. In addition to and without limiting the generality of the provisions of Section 1.3.5 of the Plan, neither the Firm nor any Covered Person will have any liability to you or any other person for any action taken or omitted in respect of this or any other Award.

14. Non-transferability. Except as otherwise may be provided in this Paragraph 14 or as otherwise may be provided by the Committee, the limitations on transferability set forth in Section 3.5 of the Plan will apply to this Award. Any purported transfer or assignment in violation of the provisions of this Paragraph 14 or Section 3.5 of the Plan will be void. The Committee may adopt procedures pursuant to which some or all recipients of RSUs may transfer some or all of their RSUs and/or Shares at Risk (which will continue to be subject to Transfer Restrictions until the [applicable] Transferability Date) through a gift for no consideration to any immediate family member, a trust or other estate planning vehicle approved by the Committee or SIP Committee in which the recipient and/or the recipient’s immediate family members in the aggregate have 100% of the beneficial interest.

15. Right of Offset. Except as provided in Paragraph 18[(f)][(g)], the obligation to deliver RSU Shares, to pay dividends [or payments under Dividend Equivalent Rights] or to remove the Transfer

Restrictions under this Award Agreement is subject to Section 3.4 of the Plan, which provides for the Firm’s right to offset against such obligation any outstanding amounts you owe to the Firm and any amounts the Committee deems appropriate pursuant to any tax equalization policy or agreement.

ARBITRATION, CHOICE OF FORUM AND GOVERNING LAW

16. Arbitration; Choice of Forum.

(a) BY ACCEPTING THIS AWARD, YOU ARE INDICATING THAT YOU UNDERSTAND AND AGREE THAT THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN SECTION 3.17 OF THE PLAN WILL APPLY TO THIS AWARD. THESE PROVISIONS, WHICH ARE EXPRESSLY INCORPORATED HEREIN BY REFERENCE, PROVIDE AMONG OTHER THINGS THAT ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN THE FIRM AND YOU ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN OR THIS AWARD AGREEMENT WILL BE FINALLY SETTLED BY ARBITRATION IN NEW YORK CITY, PURSUANT TO THE TERMS MORE FULLY SET FORTH IN SECTION 3.17 OF THE PLAN; PROVIDED THAT NOTHING HEREIN SHALL PRECLUDE YOU FROM FILING A CHARGE WITH OR PARTICIPATING IN ANY INVESTIGATION OR PROCEEDING CONDUCTED BY ANY GOVERNMENTAL AUTHORITY, INCLUDING BUT NOT LIMITED TO THE SEC, THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION AND A STATE OR LOCAL HUMAN RIGHTS AGENCY, AS WELL AS LAW ENFORCEMENT.

(b) To the fullest extent permitted by applicable law, no arbitrator will have the authority to consider class, collective or representative claims, to order consolidation or to join different claimants or grant relief other than on an individual basis to the individual claimant involved.

(c) Notwithstanding any applicable forum rules to the contrary, to the extent there is a question of enforceability of this Award Agreement arising from a challenge to the arbitrator’s jurisdiction or to the arbitrability of a claim, it will be decided by a court and not an arbitrator.

(d) The Federal Arbitration Act governs interpretation and enforcement of all arbitration provisions under the Plan and this Award Agreement, and all arbitration proceedings thereunder.

(e) Nothing in this Award Agreement creates a substantive right to bring a claim under U.S. Federal, state, or local employment laws.

(f) By accepting your Award, you irrevocably appoint each General Counsel of GS Inc., or any person whom the General Counsel of GS Inc. designates, as your agent for service of process in connection with any suit, action or proceeding arising out of or relating to or concerning the Plan or any Award which is not arbitrated pursuant to the provisions of Section 3.17.1 of the Plan, who shall promptly advise you of any such service of process.

(g) To the fullest extent permitted by applicable law, no arbitrator will have the authority to consider any claim as to which you have not first exhausted your internal administrative remedies in accordance with Paragraph 13(f)(viii).

17. Governing Law. THIS AWARD WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

CERTAIN TAX PROVISIONS

18. Compliance of Award Agreement and Plan with Section 409A. The provisions of this Paragraph 18 apply to you only if you are a U.S. taxpayer.

(a) This Award Agreement and the Plan provisions that apply to this Award are intended and will be construed to comply with Section 409A (including the requirements applicable to, or the conditions for exemption from treatment as, 409A Deferred Compensation), whether by reason of short-term deferral treatment or other exceptions or provisions. The Committee will have full authority to give effect to this intent. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the provisions of the Plan (including Sections 1.3.2 and 2.1 thereof) and this Award Agreement, the provisions of this Award Agreement will govern, and in the case of any conflict or potential inconsistency between this Paragraph 18 and the other provisions of this Award Agreement, this Paragraph 18 will govern.

(b) Delivery of RSU Shares will not be delayed beyond the date on which all applicable conditions or restrictions on delivery of RSU Shares required by this Agreement (including those specified in Paragraphs 6, 7, 11, 12(c) and 13 and the consents and other items specified in Section 3.3 of the Plan) are satisfied. To the extent that any portion of this Award is intended to satisfy the requirements for short-term deferral treatment under Section 409A, delivery for such portion will occur by the March 15 coinciding with the last day of the applicable “short-term deferral” period described in Reg. 1.409A-1(b)(4) in order for the delivery of RSU Shares to be within the short-term deferral exception unless, in order to permit all applicable conditions or restrictions on delivery to be satisfied, the Committee elects, pursuant to Reg. 1.409A-1(b)(4)(i)(D) or otherwise as may be permitted in accordance with Section 409A, to delay delivery of RSU Shares to a later date within the same calendar year or to such later date as may be permitted under Section 409A, including Reg. 1.409A-3(d). For the avoidance of doubt, if the Award includes a “series of installment payments” as described in Reg. 1.409A-2(b)(2)(iii), your right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment.

(c) Notwithstanding the provisions of Paragraph 13(b) and Section 1.3.2(i) of the Plan, to the extent necessary to comply with Section 409A, any securities, other Awards or other property that the Firm may deliver in respect of your RSUs will not have the effect of deferring delivery or payment, income inclusion, or a substantial risk of forfeiture, beyond the date on which such delivery, payment or inclusion would occur or such risk of forfeiture would lapse, with respect to the RSU Shares that would otherwise have been deliverable (unless the Committee elects a later date for this purpose pursuant to Reg. 1.409A-1(b)(4)(i)(D) or otherwise as may be permitted under Section 409A, including and to the extent applicable, the subsequent election provisions of Section 409A(a)(4)(C) of the Code and Reg. 1.409A-2(b)).

(d) Notwithstanding the timing provisions of Paragraph 12(c), the delivery of RSU Shares referred to therein will be made after the date of death and during the calendar year that includes the date of death (or on such later date as may be permitted under Section 409A).

(e) The timing of delivery or payment pursuant to Paragraph 12(a) will occur on the earlier of (i) the Delivery Date or (ii) a date that is within the calendar year in which the termination of Employment occurs; provided, however, that, if you are a “specified employee” (as defined by the Firm in accordance with Section 409A(a)(2)(i)(B) of the Code), delivery will occur on the earlier of the Delivery Date or (to the extent required to avoid the imposition of additional tax under Section 409A) the date that is six months after your termination of Employment (or, if the latter date is not during a Window Period, the first trading day of the next Window Period). For purposes of Paragraph 12(a), references in this Award Agreement to termination of Employment mean a termination of Employment from the Firm (as defined by the Firm) which is also a separation from service (as defined by the Firm in accordance with Section 409A).

(f) [Notwithstanding any provision of Paragraph 8 or Section 2.8.2 of the Plan to the contrary, the Dividend Equivalent Rights with respect to each of your Outstanding RSUs will be paid to you within the calendar year that includes the date of distribution of any corresponding regular cash dividends paid by GS Inc. in respect of a share of Common Stock the record date for which occurs on or after the Date of Grant. The payment will be in an amount (less applicable withholding) equal to such regular dividend payment as would have been made in respect of the RSU Shares underlying such Outstanding RSUs.]

(g) The timing of delivery or payment referred to in Paragraph 12(b)(i) will be the earlier of (i) the Delivery Date or (ii) a date that is within the calendar year in which the Committee receives satisfactory documentation relating to your Conflicted Employment, provided that such delivery or payment will be made, and any Committee action referred to in Paragraph 12(b)(ii) will be taken, only at such time as, and if and to the extent that it, as reasonably determined by the Firm, would not result in the imposition of any additional tax to you under Section 409A.

(h) Paragraph 15 and Section 3.4 of the Plan will not apply to Awards that are 409A Deferred Compensation except to the extent permitted under Section 409A.

(i) Delivery of RSU Shares in respect of any Award may be made, if and to the extent elected by the Committee, later than the Delivery Date or other date or period specified hereinabove (but, in the case of any Award that constitutes 409A Deferred Compensation, only to the extent that the later delivery is permitted under Section 409A).

(j) You understand and agree that you are solely responsible for the payment of any taxes and penalties due pursuant to Section 409A, but in no event will you be permitted to designate, directly or indirectly, the taxable year of the delivery.

COMMITTEE AUTHORITY, AMENDMENT, CONSTRUCTION AND REGULATORY REPORTING

19. Committee Authority. The Committee has the authority to determine, in its sole discretion, that any event triggering forfeiture or repayment of your Award will not apply, to limit the forfeitures and repayments that result under Paragraphs 9 and 10 and to remove Transfer Restrictions before the [applicable] Transferability Date. In addition, the Committee, in its sole discretion, may determine whether Paragraph 11 will apply upon a termination of Employment.

20. Amendment. The Committee reserves the right at any time to amend the terms of this Award Agreement, and the Board may amend the Plan in any respect; provided that, notwithstanding the foregoing and Sections 1.3.2(f), 1.3.2(h) and 3.1 of the Plan, no such amendment will materially adversely affect your rights and obligations under this Award Agreement without your consent; and provided further that the Committee expressly reserves its rights to amend the Award Agreement and the Plan as described in Sections 1.3.2(h)(1), (2) and (4) of the Plan. A modification that impacts the tax consequences of this Award or the timing of delivery of RSU Shares will not be an amendment that materially adversely affects your rights and obligations under this Award Agreement. Any amendment of this Award Agreement will be in writing.

21. Construction, Headings. Unless the context requires otherwise, (a) words describing the singular number include the plural and vice versa, (b) words denoting any gender include all genders and (c) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof. References in this Award Agreement to any specific Plan provision will not be construed as limiting the applicability of any other Plan provision.

22. Providing Information to the Appropriate Authorities. In accordance with applicable law, nothing in this Award Agreement (including the forfeiture and repayment provisions in Paragraphs 9 and 10) or the Plan prevents you from providing information you reasonably believe to be true to the appropriate governmental authority, including a regulatory, judicial, administrative, or other governmental entity; reporting possible violations of law or regulation; making other disclosures that are protected under any applicable law or regulation; or filing a charge or participating in any investigation or proceeding conducted by a governmental authority. For the avoidance of doubt, governmental authority includes federal, state and local government agencies such as the SEC, the Equal Employment Opportunity Commission and any state or local human rights agency (e.g., the New York State Division of Human Rights, the New York City Commission on Human Rights, the California Department of Fair Employment and Housing), as well as law enforcement.

IN WITNESS WHEREOF, GS Inc. has caused this Award Agreement to be duly executed and delivered as of the Date of Grant.

THE GOLDMAN SACHS GROUP, INC.

[MATERIAL RISK TAKER APPENDIX

This Material Risk Taker Appendix supplements Paragraph 9 and sets forth additional events that result in forfeiture of up to all of your RSUs and Shares at Risk and may require repayment to the Firm of up to all other amounts previously delivered or paid to you under your Award in accordance with Paragraph 10. As with the events described in Paragraph 9, more than one event may apply, in no case will the occurrence of one event limit the forfeiture and repayment obligations as a result of the occurrence of any other event and the Firm reserves the right to (a) suspend delivery of RSU Shares or release of Transfer Restrictions, (b) deliver any RSU Shares or dividends into an escrow account in accordance with Paragraph 13(f)(v) or (c) apply Transfer Restrictions to any RSU Shares in connection with any investigation of whether any of the events that result in forfeiture under this Material Risk Taker Appendix have occurred.

With respect to the events described in Paragraphs (b) through (e) of this Appendix, the Committee will consider certain factors to determine whether and what portion of your Award will terminate, including the reason for the “Loss Event” (as defined below) or “Risk Event” (as defined below) and the extent to which: (1) you participated in the Loss Event or Risk Event, (2) your compensation for                      may or may not have been adjusted to take into account the risk associated with the Loss Event, Risk Event, your “Serious Misconduct” (as defined below) or the Serious Misconduct of a “Supervised Employee” (as defined below) and (3) your compensation may be adjusted for the year in which the Loss Event, Risk Event, your Serious Misconduct or a Supervised Employee’s Serious Misconduct is discovered.

(a) You Associate With a Material Covered Enterprise                     . If you “Associate With a Material Covered Enterprise” (as defined below) on or after the date the restrictions on Association With a Covered Enterprise lapse (as described in Paragraph 9(a)(i) of the Award Agreement) and before the earlier of                      or a Qualifying Termination After a Change In Control, your rights to all of your Outstanding RSUs will terminate, and no RSU Shares will be delivered in respect of such RSUs and your rights to all of your Shares at Risk will terminate and your Shares at Risk will be cancelled.

(i) “Associate With a Material Covered Enterprise” means that you (A) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any “Material Covered Enterprise” (as defined below) or (B) associate in any capacity (including association as an officer, employee, partner, director, consultant, agent or advisor) with any Material Covered Enterprise. Associate With a Material Covered Enterprise may include, as determined in the discretion of either the Committee or the SIP Committee, (A) becoming the subject of any publicly available announcement or report of a pending or future association with a Material Covered Enterprise and (B) unpaid associations, including an association in contemplation of future employment. The term “Association With a Material Covered Enterprise” has its correlative meaning.

(ii) The restriction described above on any Association With a Material Covered Enterprise will not apply if the Firm characterizes your Employment termination as “involuntary” or by “mutual agreement” (and, in each case, you have not engaged in conduct constituting Cause) and you execute a general waiver and release of claims and an agreement to pay any associated tax liability, in each case, in the form the Firm prescribes.

(iii) “Material Covered Enterprise” means a Covered Enterprise that the Firm determines, in its sole discretion, to be material.

(b) A Loss Event Occurs Prior to Delivery. If a Loss Event occurs prior to the delivery of RSU Shares, your rights in respect of all or a portion of your RSUs which are scheduled to deliver on the next Delivery Date immediately following the date that the Loss Event is identified (or, if not practicable, then the next following Delivery Date) will terminate, and no RSU Shares will be delivered in respect of such RSUs.

(i) A “Loss Event” means (A) an annual pre-tax loss at GS Inc. or (B) annual negative revenues in one or more reporting segments as disclosed in the Firm’s Form 10-K other than the Asset Management segment, or annual negative revenues in the Asset Management segment of $5 billion or more, provided in either case that you are employed in a business within such reporting segment.

(c) A Risk Event Occurs                     . If a Risk Event occurs                     , (i) your rights in respect of all or a portion of your RSUs will terminate and no RSU Shares will be delivered in respect of such RSUs, (ii) your rights to all or a portion of any Shares at Risk will terminate and such Shares at Risk will be cancelled and (iii) you will be obligated immediately upon demand therefor to pay the Firm an amount not in excess of the greater of the Fair Market Value of the RSU Shares (plus any dividend payments) delivered in respect of the Award (without reduction for any amount applied to satisfy tax withholding or other obligations) determined as of (A) the date the Risk Event occurred and (B) the date that the repayment request is made.

(i) A “Risk Event” means there occurs a loss of 5% or more of firmwide total capital from a reportable operational risk event determined in accordance with the firmwide Reporting Operational Risk Events Policy.

(d) You Engage in Serious Misconduct                     . If you engage in Serious Misconduct                     , you will be obligated immediately upon demand therefor to pay the Firm an amount not in excess of the greater of the Fair Market Value of the RSU Shares (plus any dividend payments) delivered in respect of the Award (without reduction for any amount applied to satisfy tax withholding or other obligations) determined as of (i) the date the Serious Misconduct occurred and (ii) the date that the repayment request is made.

(i) “Serious Misconduct” means that you engage in conduct that the Firm reasonably considers, in its sole discretion, to be misconduct sufficient to justify summary termination of employment under English law.

(e) A Supervised Employee Engages in Serious Misconduct. If the Committee determines that it is appropriate to hold you accountable in whole or in part for Serious Misconduct related to compliance, control or risk that occurred during                      by a Supervised Employee, your rights in respect of all or a portion of your RSUs will terminate and no RSU Shares will be delivered in respect of such RSUs and your rights to all or a portion of any Shares at Risk will terminate and such Shares at Risk will be cancelled.

(i) “Supervised Employee” means an individual with respect to whom the Committee determines you had supervisory responsibility as a result of direct or indirect reporting lines or your management responsibility for an office, division or business.

Notwithstanding any provision in the Plan, this Award Agreement or any other agreement or arrangement you may have with the Firm, the parties agree that to the extent that there is any dispute arising out of or relating to the payment required by Paragraphs (c) and (d) of this Appendix (including your refusal to remit payment) the parties will submit to arbitration in accordance with Paragraph 16 of this Award Agreement and Section 3.17 of the Plan as the sole means of resolution of such dispute (including the recovery by the Firm of the payment amount).]

DEFINITIONS APPENDIX

The following capitalized terms are used in this Award Agreement with the following meanings:

(a) “409A Deferred Compensation” means a “deferral of compensation” or “deferred compensation” as those terms are defined in the regulations under Section 409A.

(b) “Associate With a Covered Enterprise” means that you (i) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Covered Enterprise or (ii) associate in any capacity (including association as an officer, employee, partner, director, consultant, agent or advisor) with any Covered Enterprise. Associate With a Covered Enterprise may include, as determined in the discretion of either the Committee or the SIP Committee, (i) becoming the subject of any publicly available announcement or report of a pending or future association with a Covered Enterprise and (ii) unpaid associations, including an association in contemplation of future employment. “Association With a Covered Enterprise” will have its correlative meaning.

(c) “Conflicted Employment” means your employment at any U.S. Federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization, or any agency or instrumentality of any such government or organization, or any other employer (other than an “Accounting Firm” within the meaning of SEC Rule 2-01(f)(2) of Regulation S-X or any successor thereto) determined by the Committee, if, as a result of such employment, your continued holding of any Outstanding RSUs and Shares at Risk would result in an actual or perceived conflict of interest.

(d) “Covered Enterprise” means a Competitive Enterprise and any other existing or planned business enterprise that: (i) offers, holds itself out as offering or reasonably may be expected to offer products or services that are the same as or similar to those offered by the Firm or that the Firm reasonably expects to offer (“Firm Products or Services”) or (ii) engages in, holds itself out as engaging in or reasonably may be expected to engage in any other activity that is the same as or similar to any financial activity engaged in by the Firm or in which the Firm reasonably expects to engage (“Firm Activities”). For the avoidance of doubt, Firm Activities include any activity that requires the same or similar skills as any financial activity engaged in by the Firm or in which the Firm reasonably expects to engage, irrespective of whether any such financial activity is in furtherance of an advisory, agency, proprietary or fiduciary undertaking.

The enterprises covered by this definition include enterprises that offer, hold themselves out as offering or reasonably may be expected to offer Firm Products or Services, or engage in, hold themselves out as engaging in or reasonably may be expected to engage in Firm Activities directly, as well as those that do so indirectly by ownership or control (e.g., by owning, being owned by or by being under common ownership with an enterprise that offers, holds itself out as offering or reasonably may be expected to offer Firm Products or Services or that engages in, holds itself out as engaging in or reasonably may be expected to engage in Firm Activities). The definition of Covered Enterprise includes, solely by way of example, any enterprise that offers, holds itself out as offering or reasonably may be expected to offer any product or service, or engages in, holds itself out as engaging in or reasonably may be expected to engage in any activity, in any case, associated with investment banking; public or private finance; lending; financial advisory services; private investing for anyone other than you or your family members (including, for the avoidance of doubt, any type of proprietary investing or trading); private wealth management; private banking; consumer or commercial cash management; consumer, digital or commercial banking; merchant banking; asset, portfolio or hedge fund management; insurance or reinsurance underwriting or brokerage; property management; or securities, futures, commodities, energy, derivatives, currency or digital asset brokerage, sales, lending, custody, clearance, settlement or trading.

An enterprise that offers, holds itself out as offering or reasonably may be expected to offer Firm Products or Services, or engages in, holds itself out as engaging in or reasonably may be expected to engage in Firm Activities is a Covered Enterprise, irrespective of whether the enterprise is a customer, client or counterparty of the Firm or is otherwise associated with the Firm and, because the Firm is a global enterprise, irrespective of where the Covered Enterprise is physically located.

(e) “Failed to Consider Risk” means that you participated (or otherwise oversaw or were responsible for, depending on the circumstances, another individual’s participation) in the structuring or marketing of any product or service, or participated on behalf of the Firm or any of its clients in the purchase or sale of any security or other property, in any case without appropriate consideration of the risk to the Firm or the broader financial system as a whole (for example, where you have improperly analyzed such risk or where you have failed sufficiently to raise concerns about such risk) and, as a result of such action or omission, the Committee determines there has been, or reasonably could be expected to be, a material adverse impact on the Firm, your business unit or the broader financial system.

(f) [“January                      Transferability Date” means the first trading day in a Window Period that occurs in January                     , or if no Window Period occurs in January                     , the first trading day of the first Window Period following thereafter.]

(g) [“                    -Month Transferability Date” means the first trading day in a Window Period that occurs on or after the -month anniversary of the Delivery Date.]

(h) “Qualifying Termination After a Change in Control” means that the Firm terminates your Employment other than for Cause or you terminate your Employment for Good Reason, in each case, within 18 months following a Change in Control.

(i) “Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended.

(j) “SEC” means the U.S. Securities and Exchange Commission.

(k) “Selected Firm Personnel” means any individual who is or in the three months preceding the conduct prohibited by Paragraph 9(a)(ii) was (i) a Firm employee or consultant with whom you personally worked while employed by the Firm, (ii) a Firm employee or consultant who, at any time during the year preceding the date of the termination of your Employment, worked in the same division in which you worked or (iii) an Advisory Director, a Managing Director or a Senior Advisor of the Firm.

(l) “Shares at Risk” means RSU Shares subject to Transfer Restrictions.

The following capitalized terms are used in this Award Agreement with the meanings that are assigned to them in the Plan.

(a) “Account” means any brokerage account, custody account or similar account, as approved or required by GS Inc. from time to time, into which shares of Common Stock, cash or other property in respect of an Award are delivered.

(b) “Award Agreement” means the written document or documents by which each Award is evidenced, including any related Award Statement and signature card.

(c) “Award Statement” means a written statement that reflects certain Award terms.

(d) “Board” means the Board of Directors of GS Inc.

(e) “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York City are authorized or obligated by Federal law or executive order to be closed.

(f) “Cause” means (i) the Grantee’s conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (A) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or (B) on a felony charge, or (C) on an equivalent charge to those in clauses (A) and (B) in jurisdictions which do not use those designations, (ii) the Grantee’s engaging in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Exchange Act), (iii) the Grantee’s willful failure to perform the Grantee’s duties to the Firm, (iv) the Grantee’s violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which the Firm is a member, (v) the Grantee’s violation of any Firm policy concerning hedging or pledging or confidential or proprietary information, or the Grantee’s material violation of any other Firm policy as in effect from time to time, (vi) the Grantee’s engaging in any act or making any statement which impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Firm or (vii) the Grantee’s engaging in any conduct detrimental to the Firm. The determination as to whether Cause has occurred shall be made by the Committee in its sole discretion and, in such case, the Committee also may, but shall not be required to, specify the date such Cause occurred (including by determining that a prior termination of Employment was for Cause). Any rights the Firm may have hereunder and in any Award Agreement in respect of the events giving rise to Cause shall be in addition to the rights the Firm may have under any other agreement with a Grantee or at law or in equity.

(g) “Certificate” means a stock certificate (or other appropriate document or evidence of ownership) representing shares of Common Stock.

(h) “Change in Control” means the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving GS Inc. (a “Reorganization”) or sale or other disposition of all or substantially all of GS Inc.’s assets to an entity that is not an affiliate of GS Inc. (a “Sale”), that in each case requires the approval of GS Inc.’s shareholders under the law of GS Inc.’s jurisdiction of organization, whether for such Reorganization or Sale (or the issuance of securities of GS Inc. in such Reorganization or Sale), unless immediately following such Reorganization or Sale, either: (i) at least 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (A) the entity resulting from such Reorganization, or the entity which has acquired all or substantially all of the assets of GS Inc. in a Sale (in either case, the

“Surviving Entity”), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, as such Rule is in effect on the date of the adoption of the 1999 SIP) of 50% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the “Parent Entity”) is represented by GS Inc.’s securities (the “GS Inc. Securities”) that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such GS Inc. Securities were converted pursuant to such Reorganization or Sale) or (ii) at least 50% of the members of the board of directors (or similar officials in the case of an entity other than a corporation) of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation of the Reorganization or Sale were, at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale, individuals (the “Incumbent Directors”) who either (A) were members of the Board on the Effective Date or (B) became directors subsequent to the Effective Date and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of GS Inc.’s proxy statement in which such persons are named as nominees for director).

(i) “Client” means any client or prospective client of the Firm to whom the Grantee provided services, or for whom the Grantee transacted business, or whose identity became known to the Grantee in connection with the Grantee’s relationship with or employment by the Firm.

(j) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the applicable rulings and regulations thereunder.

(k) “Committee” means the committee appointed by the Board to administer the Plan pursuant to Section 1.3, and, to the extent the Board determines it is appropriate for the compensation realized from Awards under the Plan to be considered “performance based” compensation under Section 162(m) of the Code, shall be a committee or subcommittee of the Board composed of two or more members, each of whom is an “outside director” within the meaning of Code Section 162(m), and which, to the extent the Board determines it is appropriate for Awards under the Plan to qualify for the exemption available under Rule 16b-3(d)(1) or Rule 16b-3(e) promulgated under the Exchange Act, shall be a committee or subcommittee of the Board composed of two or more members, each of whom is a “non-employee director” within the meaning of Rule 16b-3. Unless otherwise determined by the Board, the Committee shall be the Compensation Committee of the Board.

(l) “Common Stock” means common stock of GS Inc., par value $0.01 per share.

(m) “Competitive Enterprise” means an existing or planned business enterprise that (i) engages, or may reasonably be expected to engage, in any activity; (ii) owns or controls, or may reasonably be expected to own or control, a significant interest in any entity that engages in any activity or (iii) is, or may reasonably be expected to be, owned by, or a significant interest in which is, or may reasonably be expected to be, owned or controlled by, any entity that engages in any activity that, in any case, competes or will compete anywhere with any activity in which the Firm is engaged. The activities covered by this definition include, without limitation: financial services such as investment banking; public or private finance; lending; financial advisory services; private investing for anyone other than the Grantee and members of the Grantee’s family (including for the avoidance of doubt, any type of proprietary investing or trading); private wealth management; private banking; consumer or commercial cash management; consumer, digital or commercial banking; merchant banking; asset, portfolio or hedge fund management; insurance or reinsurance underwriting or brokerage; property management; or securities, futures, commodities, energy, derivatives, currency or digital asset brokerage, sales, lending, custody, clearance, settlement or trading.

(n) “Covered Person” means a member of the Board or the Committee or any employee of the Firm.

(o) “Date of Grant” means the date specified in the Grantee’s Award Agreement as the date of grant of the Award.

(p) “Delivery Date” means each date specified in the Grantee’s Award Agreement as a delivery date, provided, unless the Committee determines otherwise, such date is during a Window Period or, if such date is not during a Window Period, the first trading day of the first Window Period beginning after such date.

(q) “Dividend Equivalent Right” means a dividend equivalent right granted under the Plan, which represents an unfunded and unsecured promise to pay to the Grantee amounts equal to all or any portion of the regular cash dividends that would be paid on shares of Common Stock covered by an Award if such shares had been delivered pursuant to an Award.

(r) “Effective Date” means the date this Plan is approved by the shareholders of GS Inc. pursuant to Section 3.15 of the Plan.

(s) “Employment” means the Grantee’s performance of services for the Firm, as determined by the Committee. The terms “employ” and “employed” shall have their correlative meanings. The Committee in its sole discretion may determine (i) whether and when a Grantee’s leave of absence results in a termination of Employment (for this purpose, unless the Committee determines otherwise, a Grantee shall be treated as terminating Employment with the Firm upon the occurrence of an Extended Absence), (ii) whether and when a change in a Grantee’s association with the Firm results in a termination of Employment and (iii) the impact, if any, of any such leave of absence or change in association on Awards theretofore made. Unless expressly provided otherwise, any references in the Plan or any Award Agreement to a Grantee’s Employment being terminated shall include both voluntary and involuntary terminations.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the applicable rules and regulations thereunder.

(u) “Extended Absence” means the Grantee’s inability to perform for six (6) continuous months, due to illness, injury or pregnancy-related complications, substantially all the essential duties of the Grantee’s occupation, as determined by the Committee.

(v) “Firm” means GS Inc. and its subsidiaries and affiliates.

(w) “Good Reason” means, in connection with a termination of employment by a Grantee following a Change in Control, (a) as determined by the Committee, a materially adverse alteration in the Grantee’s position or in the nature or status of the Grantee’s responsibilities from those in effect immediately prior to the Change in Control or (b) the Firm’s requiring the Grantee’s principal place of Employment to be located more than seventy-five (75) miles from the location where the Grantee is principally Employed at the time of the Change in Control (except for required travel on the Firm’s business to an extent substantially consistent with the Grantee’s customary business travel obligations in the ordinary course of business prior to the Change in Control).

(x) “Grantee” means a person who receives an Award.

(y) “GS Inc.” means The Goldman Sachs Group, Inc., and any successor thereto.

(z) “1999 SIP” means The Goldman Sachs 1999 Stock Incentive Plan, as in effect prior to the effective date of the 2003 SIP

(aa) “Outstanding” means any Award to the extent it has not been forfeited, cancelled, terminated, exercised or with respect to which the shares of Common Stock underlying the Award have not been previously delivered or other payments made.

(bb) “Restricted Share” means a share of Common Stock delivered under the Plan that is subject to Transfer Restrictions, forfeiture provisions and/or other terms and conditions specified herein and in the Restricted Share Award Agreement or other applicable Award Agreement. All references to Restricted Shares include “Shares at Risk.”

(cc) “RSU” means a restricted stock unit granted under the Plan, which represents an unfunded and unsecured promise to deliver shares of Common Stock in accordance with the terms of the RSU Award Agreement.

(dd) “RSU Shares” means shares of Common Stock that underlie an RSU.

(ee) “Section 409A” means Section 409A of the Code, including any amendments or successor provisions to that Section and any regulations and other administrative guidance thereunder, in each case as they, from time to time, may be amended or interpreted through further administrative guidance.

(ff) “SIP Administrator” means each person designated by the Committee as a “SIP Administrator” with the authority to perform day-to-day administrative functions for the Plan.

(gg) “SIP Committee” means the persons who have been delegated certain authority under the Plan by the Committee.

(hh) “Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, suggesting, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

(ii) “Transfer Restrictions” means restrictions that prohibit the sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposal (including through the use of any cash-settled instrument), whether voluntarily or involuntarily by the Grantee, of an Award or any shares of Common Stock, cash or other property delivered in respect of an Award.

(jj) “Transferability Date” means the date Transfer Restrictions on a Restricted Share will be released. Within 30 Business Days after the applicable Transferability Date, GS Inc. shall take, or shall cause to be taken, such steps as may be necessary to remove Transfer Restrictions.

(kk) “Vested” means, with respect to an Award, the portion of the Award that is not subject to a condition that the Grantee remain actively employed by the Firm in order for the Award to remain Outstanding. The fact that an Award becomes Vested shall not mean or otherwise indicate that the Grantee has an unconditional or nonforfeitable right to such Award, and such Award shall remain subject to such terms, conditions and forfeiture provisions as may be provided for in the Plan or in the Award Agreement.

(ll) “Window Period” means a period designated by the Firm during which all employees of the Firm are permitted to purchase or sell shares of Common Stock (provided that, if the Grantee is a member of a designated group of employees who are subject to different restrictions, the Window Period may be a period designated by the Firm during which an employee of the Firm in such designated group is permitted to purchase or sell shares of Common Stock).